CLECO CORPORATION
                    COMPUTATION OF EARNINGS TO FIXED CHARGES
                     AND EARNINGS TO COMBINED FIXED CHARGES
                          AND PREFERRED STOCK DIVIDENDS
                                   (Unaudited)
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
                                                                                  (In thousands,
                                                                                  except ratios)

                                                                                  FOR THE TWELVE
                                                                                   MONTHS ENDED
                                                                                SEPTEMBER 30, 2000
Earnings                                                                          $     65,649
Income taxes                                                                            30,806
                                                                                  ------------

Earnings from continuing operations before income taxes                           $     96,455
                                                                                  ============

Fixed charges:
Interest, long-term debt                                                          $     31,758
Interest, other (including interest on short-term debt)                                  9,431
Amortization of debt expense, premium, net                                               1,309
Portion of rentals representative of an interest factor                                    709
                                                                                  ------------

Total fixed charges                                                               $     43,207
                                                                                  ============

Earnings from continuing operations before
    income taxes and fixed charges                                                $    139,662
                                                                                  ============

Ratio of earnings to fixed charges                                                        3.23x
                                                                                  ============

Fixed charges from above                                                          $     43,207
Preferred stock dividends*                                                               2,992
                                                                                  ------------

Total fixed charges and preferred stock dividends                                 $     46,199
                                                                                  ============

Ratio of earnings to combined fixed charges and
    preferred stock dividends                                                             3.02x
                                                                                  ============
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*  Preferred stock dividends multiplied by the ratio of pretax income to net income.